FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                     |OMB NUMBER: 3235-0287|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
----------------------------------------------------------------------------
1. Name and Address of Reporting Person
   Gilbert D. Scharf
   P.O. Box 1124
   Ponte Vedra, Florida  32004
----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol
   Niagara Corporation; NIAG
----------------------------------------------------------------------------
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

----------------------------------------------------------------------------
4. Statement for Month/Year
   12/97
----------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)

----------------------------------------------------------------------------
6. Relationship of reporting person to Issuer (Check all applicable)
 ( X) DIRECTOR
 (  ) 10% OWNER
 ( X) OFFICER (GIVE TITLE BELOW)
 (  ) OTHER (SPECIFY TITLE BELOW)

      Vice President, Secretary and Treasurer
----------------------------------------------------------------------------
7. Individual, or Joint/Group Filing (Check all applicable)
 ( X) Form filed by One Reporting Person
 (  ) Form filed by More than One Reporting Person

============================================================================
TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------
1. Title of Security (Instr. 3)
   Common Stock, par value $.01 per share
----------------------------------------------------------------------------
2. Transaction Date (Month/Day/Year)
   12/05/97
----------------------------------------------------------------------------
3. Transaction Code (Instr. 8)
   X
----------------------------------------------------------------------------
4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
   178,500 (A); $5.50
----------------------------------------------------------------------------
5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 541,700
----------------------------------------------------------------------------
6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
   D
----------------------------------------------------------------------------
7. Nature of Indirect Beneficial Ownership (Instr. 4)
   N/A

============================================================================
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
============================================================================
TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., Puts, Calls, Warrants, Options, Convertible securities)
----------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 3)
   Warrants to Purchase Common Stock
----------------------------------------------------------------------------
2. Conversion or Exercise Price of Derivative Security
   $5.50
----------------------------------------------------------------------------
3. Transaction Date (Month/Day/Year)
   12/05/97
----------------------------------------------------------------------------
4. Transaction Code (Instr. 8) X

----------------------------------------------------------------------------
5. Number of Derivative Securities Acquired (A) or Disposed of (D)
        (Instr. 3, 4 and 5)    178,500 (D)
----------------------------------------------------------------------------
6. Date Exercisable and Expiration Date (Month/Day/Year)
   Expired 12/11/97
----------------------------------------------------------------------------
7. Title and Amount of Underlying Securities (Instr. 3 and 4) Common
   Stock, par value $.01 per share
----------------------------------------------------------------------------
8. Price of Derivative Securities (Instr. 5)
   N/A
----------------------------------------------------------------------------
9. Number of Derivative Securities Beneficially Owned at End of Month
        (Instr. 4)
   0
----------------------------------------------------------------------------
10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
        (Instr. 4)
    N/A
----------------------------------------------------------------------------
11. Nature of Indirect Beneficial Ownership (Instr. 4)

----------------------------------------------------------------------------


EXPLANATION OF RESPONSES:


   /s/ Gilbert D. Scharf                                1/9/98
   ----------------------------------                 ----------
   **  SIGNATURE OF REPORTING PERSON                     DATE

   -----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).